EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces New Greenfield
Development Project for XTO Energy Inc. in the Delaware Basin

The Woodlands, Texas, (July 7, 2017) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that it has executed an agreement with XTO Energy Inc. (“XTO”) to develop, own and operate a new associated natural gas gathering and processing system servicing acreage located in the northern Delaware Basin in Eddy and Lea counties in New Mexico.
Summit will initially construct a gathering and processing system with high and low pressure gathering and discharge pipelines, two compressor stations and a cryogenic processing plant with 60 million cubic feet per day (“MMcf/d”) of processing capacity. Summit’s processing complex will have the ability to be expanded to over 600 MMcf/d of processing capacity, as warranted, to meet customer needs. Summit expects to process production from XTO and other nearby producers. The initial phase of the project is expected to be operational on or before June 1, 2018 at a total investment cost of approximately $110.0 million.
Steve Newby, President and Chief Executive Officer, commented, “Today’s announcement represents a significant step for Summit. This greenfield development project establishes Summit as a key midstream service provider in the Delaware Basin, one of the most active, economic and exciting plays in North America. This initial system is expected to provide SMLP with a platform for significant organic expansion across crude oil, natural gas and produced water gathering and/or processing services for years to come. We look forward to executing additional commercial agreements with other producers in the area.”
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming. SMLP is in the process of developing new gathering and processing infrastructure in a sixth basin, the Delaware Basin, in New Mexico. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 34.7% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 7.9% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017, and as amended and updated from time to time. Any forward-

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EXHIBIT 99.1

looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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